UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):                                            November 1, 2006 (October 26, 2006)

NewGen Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation or Organization)

000-23365	33-0840184
(Commission File Number)	(IRS Employer Identification No.)

6000 Fairview Road, 12th Floor, Charlotte, NC 28210

(Address of Principal Executive Offices, Including Zip Code)

(704) 552-3590

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 26, 2006, NewGen Technologies, Inc. (the “Company”) was served with a complaint in an action entitled Scott Deininger v. NewGen Technologies, Inc.and S. Bruce Wunner, Mecklenburg County File No. 06-CVS-20613. The action was filed in the Mecklenburg County Superior Court in North Carolina. Mr. Deininger served as Chief Financial Officer of the Company from October 10, 2005 through his termination for cause on September 29, 2005. In the complaint, Mr. Deininger alleges that he was party to an employment agreement with a severance package of twelve months salary for termination for any reason other than for cause. Mr. Deininger claims he was wrongfully terminated and is entitled to receive all compensation due under the alleged employment agreement, including the accelerated vesting of options to purchase shares of the Company’s common stock.

The Company does not believe that Mr. Deininger'’s claims with respect to the employment agreement have any merit, as the Company feels that such agreement was not consummated by the Company and should not be binding upon the Company. The Company furthermore asserts that even if such agreement is deemed to exist, the Company has meritorious defenses to any claims by Mr. Deininger that would require the payment of any funds or the acceleration of the vesting of options, in that the agreement was terminated for cause and the severance provisions of the agreement do not apply under such circumstances.

The Company intends to vigorously defend the action against Mr. Deininger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewGen Technologies, Inc.

November 1, 2006	By:	/s/ S. Bruce Wunner
Name: S. Bruce Wunner Title: Chief Executive Officer